                                                                    EXHIBIT 99.1

DRILLING, FINDING COSTS AND PRODUCTION REPLACEMENT

     From January 1, 1999 through December 31, 2001, we participated in the drilling and recompletion of 622 gross wells with an average success rate of 84%. From January 1, 1999 through December 31, 2001, we added estimated proved reserves of 347 BCFE at an average finding cost of $1.15 per MCFE. Our average annual production replacement was 251% during this three-year period. Our production has grown at an average rate of 18% per year over the same time period.

OPERATION OF PROPERTIES

     At December 31, 2001, we operated 58% of our properties on a volume basis and 54% on a PV-10 value basis. We are the operator of properties representing approximately 73% of our 2002 drilling capital budget.

RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

     The following table shows our unaudited ratio of earnings to fixed charges for the periods shown. The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes) by fixed charges (interest expense plus capitalized interest). Interest expense includes the portion of operating rental expense that we believe is representative of the interest component of rental expense.

NINE MONTHS ENDED
  SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
-----------------   --------------------------------
  2001      2000    2000   1999   1998   1997   1996
--------   ------   ----   ----   ----   ----   ----
116.2       74.9    86.1   0.6    (6.7)  27.6   7.7

     Earnings in 1999 and 1998 were inadequate to cover fixed charges, with a deficiency of $0.6 million and $14.3 million, respectively. Our unaudited pro forma ratio of earnings to fixed charges which gives effect to our intended use of proceeds from the intended offering to repay outstanding debt under our revolving credit facility would be 128.2 for the nine months ended September 30, 2001 and 104.9 for the year ended December 31, 2000.

CAPITAL AND EXPLORATION EXPENDITURES FOR THE YEAR ENDED DECEMBER 31, 2001

                                              (In thousands)
Development..................................   $ 98,617
Exploration..................................     24,506
Acquisitions:
  Proved.....................................     41,188
  Unproved...................................     18,552
                                                --------
Total........................................   $182,863
                                                ========

     St. Mary's total costs incurred for capital and exploration activities in 2001 increased $57.7 million or 46% compared to 2000. We spent $141.7 million in 2001 for unproved property acquisitions and domestic exploration and development compared to $71.7 million for the comparable period in 2000. Unproved property acquisitions increased by $12.9 million as a result of general leasing activity and our acquisition of prospective coalbed methane development leases in the Hanging Woman Basin of Montana and Wyoming. We have drilled an 18-well pilot program and are evaluating its results.

ESTIMATED PROVED RESERVES, PV-10 VALUES AND RESERVE LIFE

Information concerning each of our major areas of operations, based on our estimated proved reserves as of December 31, 2001, is shown below.

                                           ESTIMATED PROVED RESERVES
                                     -------------------------------------
                                                               MMCFE               PV-10 VALUE
                                       OIL       GAS     -----------------   ------------------------
                                     (MBBLS)   (MMCF)    AMOUNT    PERCENT   (IN THOUSANDS)   PERCENT
                                     -------   -------   -------   -------   --------------   -------
Mid-Continent Region...............   1,203    119,062   126,281     33.0%      $126,219        34.7%
ArkLaTex Region....................   1,295     40,940    48,711     12.7%        37,978        10.4%
Gulf Coast and Gulf of Mexico......   1,025     44,126    50,274     13.1%        63,594        17.5%
Williston Basin....................  16,248     24,376   121,867     31.8%       101,930        28.0%
Permian Basin......................   3,898     12,727    36,114      9.4%        34,074         9.4%
                                     ------    -------   -------    -----       --------       -----
  Total............................  23,669    241,231   383,247    100.0%      $363,795       100.0%
                                     ======    =======   =======    =====       ========       =====

     Values of our reserves at December 31, 2001 were estimated starting with a calculated weighted average sales price of $19.84 per barrel of oil (NYMEX) and $2.65 per MMBtu of gas (Gulf Coast spot price), then adjusted for quality and basis differentials. During 2001, our realized gas prices were as high as $7.86 per Mcf and as low as $2.21 per Mcf.

     As of December 31, 2001, our proved reserves, if produced constantly at the 2001 rate of production, would produce for approximately 7.1 years.

ACQUISITION FROM MERCHANT RESOURCES #1 L.P.

     In February 2002 we acquired oil and gas properties and an 89-mile gas gathering system in the Arkoma Basin from Merchant Resources #1 L.P. of Houston, Texas for $7.75 million in cash. The properties include undrilled locations and are expected to complement other St. Mary properties in the area. The properties currently produce an estimated 1,200 Mcf of gas and 65 barrels of oil per day.

JUDGE DIGBY FIELD

     We have interests in the Judge Digby Field ranging from 11.5% to 20% in nine wells that are producing a total of 130 MMcf per day on a gross basis as of February 12, 2002. Production from the Judge Digby Field accounted for approximately 16% of our total oil and gas production volumes during 2001.

DRILLING ACTIVITY

     The following table sets forth the wells drilled and recompleted in which St. Mary participated during the year ended December 31, 2001:



                                                2001
                                            -------------
                                            GROSS    NET
                                            -----   -----
Development:
  Oil.....................................    48    14.49
  Gas.....................................   154    33.28
  Non-productive..........................    31     7.13
                                             ---    -----
                                             233    54.90
                                             ---    -----
Exploratory:
  Oil.....................................     3     1.55
  Gas.....................................     9     1.84
  Non-productive..........................     7     2.56
                                             ---    -----
                                              19     5.95
                                             ---    -----
Farmout or non-consent....................     9       --
                                             ---    -----
Total(1)..................................   261    60.85
                                             ===    =====

----------

(1) Does not include 12 gross wells completed on St. Mary's fee lands during 2001.

     All of our drilling activities are conducted on a contract basis with independent drilling contractors. We do not own any drilling equipment.

ACREAGE

     The following table sets forth the gross and net acres of developed and undeveloped oil and gas leases, fee properties, mineral servitudes and lease options held by St. Mary as of December 31, 2001. Undeveloped acreage includes leasehold interests that may already have been classified as containing proved undeveloped reserves.

                                    DEVELOPED ACRES(1)    UNDEVELOPED ACRES(2)           TOTAL
                                    -------------------   ---------------------   -------------------
                                     GROSS       NET        GROSS        NET        GROSS       NET
                                    --------   --------   ---------   ---------   ---------   -------
Arkansas..........................    2,255        399         167          28        2,422       427
Louisiana.........................   98,588     33,493      41,837      13,818      140,425    47,311
Montana...........................   43,135     21,869     191,747     144,870      234,882   166,739
New Mexico........................    7,280      2,196       1,320         913        8,600     3,109
North Dakota......................   55,464     22,080     136,511      67,592      191,975    89,672
Oklahoma..........................  193,443     44,728      53,883      18,940      247,326    63,668
Texas.............................  136,460     48,080     119,252      38,896      255,712    86,976
Wyoming...........................   12,209      3,318      48,415      38,693       60,624    42,011
Other(3)..........................    2,501        346       8,083       4,884       10,584     5,230
                                    -------    -------     -------     -------    ---------   -------
                                    551,335    176,509     601,215     328,634    1,152,550   505,143
                                    -------    -------     -------     -------    ---------   -------
Louisiana Fee Properties..........   10,357     10,357      14,557      14,557       24,914    24,914
Louisiana Mineral Servitudes......    9,845      5,360       4,768       4,241       14,613     9,601
                                    -------    -------     -------     -------    ---------   -------
                                     20,202     15,717      19,325      18,798       39,527    34,515
                                    -------    -------     -------     -------    ---------   -------
  Total...........................  571,537    192,226     620,540     347,432    1,192,077   539,658
                                    =======    =======     =======     =======    =========   =======

----------

(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of St. Mary's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the presentation above.

(2) Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains estimated proved reserves.

(3) Includes interests in Alabama, Colorado, Kansas, Mississippi, South Dakota, Utah and Washington. St. Mary also holds an override interest in an additional 44,388 gross acres in Utah.

MAJOR CUSTOMERS

     During 2001 sales to Transok Gas Company accounted for 12.0% and sales to BP Amoco accounted for 11.3% of our total oil and gas production revenue.

EMPLOYEES AND OFFICE SPACE

     As of December 31, 2001, St. Mary had 176 full-time employees. None of our employees is subject to a collective bargaining agreement. We consider our relations with our employees to be good. We lease approximately 42,660 square feet of office space in Denver, Colorado for our executive and administrative offices, of which 7,600 square feet is subleased. We also lease approximately 15,000 square feet of office space in Tulsa, Oklahoma, approximately 11,700 square feet of office space in Shreveport, Louisiana, approximately 7,500 square feet in Lafayette, Louisiana and approximately 15,830 square feet in Billings, Montana.

LEGAL PROCEEDINGS

     A lawsuit has been filed in the Federal District Court in Montana by an environmental public interest group seeking the cancellation of all federal leases related to coalbed methane development issued in the State of Montana since January 1, 1997 on the grounds of an alleged failure of the federal Bureau of Land Management to comply with federal environmental laws. The lawsuit potentially affects 74,000 acres of the 115,000 acres in our Hanging Woman Basin coalbed methane project. While we have not been made a party to the lawsuit and while we believe upon the basis of information presently available to us that the applicable environmental laws have been complied with, there is no assurance of the outcome of the lawsuit and therefore there is no assurance that it will not adversely affect our coalbed methane prospect. However, even if the Montana federal leases become unavailable, we anticipate continuing with the Hanging Woman Basin prospect in Wyoming and obtaining additional non-federal leases in Montana.

BANK CREDIT FACILITY

     In November 2001, the lenders under our bank credit facility agreement agreed to an increase in the accepted borrowing base to $100 million and we borrowed an additional $40.5 million to finance the acquisition of oil and gas properties from Choctaw. As of February 28, 2002 $50 million was outstanding under this facility. Outstanding balances accrue interest at rates determined by our debt to total capitalization ratio.

     We are in the process of negotiating an amendment to the facility to obtain the banks' consent to the intended offering, which amendment will be subject to the completion of the offering. Pursuant to this amendment, during the revolving period of the loan, loan balances will accrue interest at our option of either
(1) the higher of the federal funds rate plus 1/2% or the prime rate, plus an additional 1/4% when our debt to capitalization ratio is greater than 50%, or
(2) the London interbank offered rate plus (a) 1% when our debt to total capitalization is less than 30%, (b) 1 1/4% when our debt to capitalization ratio is greater than or equal to 30% but less than 40%, (c) 1 3/8% when our debt to capitalization ratio is greater than or equal to 40% but less than 50%, or (d) 1 5/8% when our debt to capitalization ratio is greater than 50%. Our debt to total capitalization ratio as defined under the credit agreement was 4.8% as of September 30, 2001.

     Amounts repaid under the revolving loan provision of the credit facility will be available for reborrowing, subject to borrowing base limitations until June 30, 2003. Our next borrowing base redetermination is scheduled to occur on or before April 15, 2002.

     Our current indebtedness under the revolving bank credit facility is unsecured. We intend to repay the $50 million outstanding, as of February 28, 2002, under the facility with a portion of the net proceeds from the intended offering. The amendment to the facility in connection with the intended offering provides that we must within 30 days after the closing of the intended offering provide a pledge of collateral in favor of the banks to secure repayment of any future borrowings under the facility. Such collateral will consist primarily of security interests in the oil and gas properties of St. Mary and its subsidiaries. Accordingly, any future indebtedness to the banks under the facility will be secured and senior to the offered notes, which will be unsecured.